Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE June 17, 2014	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Systems Buys Roehrig Engineering, Inc.

EDEN PRAIRIE, Minn., June 17, 2014 — MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced that it has acquired 100% of the shares of Roehrig Engineering, Inc. (REI), the leader in testing systems utilizing electric and electromagnetic actuation technology, for approximately $15 million. The purchase price may increase by up to $2 million if certain sales targets are achieved. The acquisition closed on June 17, 2014. For fiscal year 2015, REI’s revenue is expected to be $12 to 14 million and EBITDA is expected to be over $2 million.

Dr. Michael Jost, Senior Vice President and General Manager of MTS Test, commented, “REI’s innovative electric technologies and products are highly complementary to our servo hydraulic technologies and expertise. The combination of our advanced software and controls, global sales organization, and service network with REI’s proven electrically actuated test systems are an ideal fit. Together, we have unmatched technical capability and product offerings to serve the global ground vehicles market.”

“REI is very excited about joining MTS, a world class test company,” said Kurt Roehrig, CEO of REI. “Our entrepreneurial spirit and customer-focused business approach are just two of the many attributes that make us a good cultural fit. Together, we will create significant advancements in testing technologies.” Mr. Roehrig founded REI in 1988 with the development of unique expertise in shock absorber testing to serve the requirements of NASCAR racing teams. In the years since, applications for this technology have expanded well beyond racing to broadly encompass both laboratory and factory test environments in the global ground vehicle testing market. REI is based in Lexington, North Carolina.

“We are very excited about the addition of REI to the company,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS. “Their electric and electromagnetic actuation technology is well-aligned with the energy conservation and environmental megatrends, specifically the need for clean, low cost, energy efficient testing solutions.” Dr. Graves continued, “We are actively developing and looking for new technologies that our customers value as they move rapidly to address these megatrends with new vehicle designs. We will continue to make this type of investment in both our Test and Sensor businesses to expand our technology base and supplement our organic growth initiatives, which are designed to deliver sustainable annual double-digit revenue growth.”

MTS News Release

June 17, 2014

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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